Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.8

LICENSE AGREEMENT

between

AAVENUE THERAPEUTICS

and

THE CHILDREN’S HOSPITAL OF PHILADELPHIA®

This License Agreement (the “Agreement”) is entered into this 14th day of October, 2013 (the “Effective Date”), by and between AAVenue Therapeutics, LLC, a limited liability company organized and existing under the laws of Delaware and having a principal place of business at 34th and Civic Center Blvd, Philadelphia, PA 19104 (“Company”), and The Children’s Hospital of Philadelphia®, a non-profit entity organized and existing under the laws of Pennsylvania and having a principal place of business at 34th and Civic Center Boulevard, Philadelphia, PA 19104 (“CHOP”). Each of Company and CHOP may be referred to as a “Party” and both Company and Licensor may be collectively referred to as the “Parties”.

CHOP and Company agree as follows:

1.	BACKGROUND

1.1	In the course of conducting biomedical and behavioral research, CHOP investigators made inventions that may have commercial applicability, related to the gene therapy treatments and vector manufacturing.

1.2	By assignment of rights from CHOP employees and/or other inventors, CHOP owns intellectual property rights in any United States and foreign patent applications or patents corresponding to the assigned inventions. CHOP also owns any tangible embodiments of these inventions actually reduced to practice by CHOP investigators.

1.3	CHOP desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and services based on such intellectual property for public use and benefit.

1.4	Company desires to exclusively acquire and license commercialization rights to certain of these inventions in order to develop services, methods, or marketable products for public sale, use, and benefit.

1.5	Pursuant to a Technology Assignment Agreement dated as of October , 2013, by and between Company and CHOP (the “Assignment Agreement”), which is included in Appendix C, CHOP has also assigned to Company ownership of certain items and materials as set forth in the Assignment Agreement (as defined below).

2.	DEFINITIONS

2.1	“Affiliate(s)” shall mean any corporation, firm, partnership or other entity, which controls, is controlled by, or is under common control with, a Party. For purposes of this Paragraph 2.1, “control” shall mean direct or indirect ownership of fifty percent (50%) or more of the outstanding stock or other voting rights entitled to elect directors thereof or the ability to otherwise control the management of such corporation, firm, partnership or other entity. Notwithstanding the foregoing, for purposes of this Agreement, Company and CHOP shall be deemed not to be Affiliates of one another.

2.2	“Assigned Intellectual Property” means the certain items and materials assigned by CHOP to Company pursuant to the Assignment Agreement.

2.3	“CHOP Intellectual Property” means the Patent Rights, Gene Therapy Know-How, and Know-How.

2.4	“Development Plan” means the written commercialization plan to be attached as Appendix B.

2.5	“First Commercial Sale” means, following regulatory approval of a Licensed Product, the initial transfer by or on behalf of Company or its Affiliates or sublicensees of such Licensed Product in exchange for cash or some equivalent to which value can be assigned, excluding: (i) a transfers to a third party for purposes of clinical trials or other testing, or (ii) the use of Licensed Product by Company or any of its Affiliates or sublicensees for research and development purposes.

2.6	“Gene Therapy Know-How” means technical information, know-how, process, procedure, composition, method, formula, protocol, technique, or data, other than Assigned Intellectual Property, owned or controlled by CHOP and existing on the Effective Date, directly related only to the Assigned Intellectual Property or directly related only to adeno-associated viral vectors or CHOP’s lentiviral vector manufacturing capabilities.

2.7	“Know-How” means all rights, other than: (a) Patent Rights, (b) any patents and patent applications filed or to be filed by CHOP that are not included in the Patent Rights,(c) Gene Therapy Know-How and (d) Assigned Intellectual Property, in any technical information, know-how, process, procedure, composition, method, formula, protocol, technique, or data, which rights are owned or controlled by CHOP and existing on the Effective Date and which are necessary and/or useful for making, using, offering for sale, selling or importing Licensed Products.

2.8	“Licensed Field” means the field of gene therapy.

2.9	“Licensed Products” means any apparatus, device, system, product, article, appliance, method, process or other subject matter, covered in whole or in part by a pending claim in a pending application within the Patent Rights or an unexpired claim in a patent within the Patent Rights, or described or enabled by the Gene Therapy Know-How.

2.10	“Licensed Territory” means worldwide.

2.11	“Net Sales” means the total gross receipts actually received for sales, including transfers of Licensed Products to others in a commercial transaction or making Licensed Products available to others in a commercial transaction, whether invoiced or not, of Licensed Products by or on behalf of Company or its Affiliates or sublicensees less:

(a)	trade, quantity and cash discounts;

(b)	taxes, tariffs, customs duties, excises and other duties and governmental charges (other than taxes on income) levied on the sale, transportation or delivery of Licensed Products, if listed separately on invoices and actually paid by Company or its Affiliates or sublicensees;

(c)	credits, chargebacks, retroactive price reductions, rebates and returns actually paid or allowed by Company or its Affiliates or sublicensees; and

(d)	transportation, insurance, packaging and postage charges, solely for shipment to a purchaser of a Licensed Product from Company or its Affiliates or sublicensees, if listed separately on invoices for payment by the purchaser.

Any discretionary rebates, discounts, adjustments or similar payments shall be commercially reasonable and consistent with the normal course commercial practices of Company and its Affiliates and sublicensees.

No deductions shall be made for commissions paid to any third party or individual sales representative, whether they be with independent sales agencies or regularly employed by Company, its Affiliates or sublicensees, and on its payroll, or for the cost of collections.

Sales or transfers of Licensed Products among Company and its Affiliates and sublicensees for the purpose of subsequent resale to third parties shall not be included in Net Sales.

Notwithstanding the foregoing, in the event a Licensed Products is sold as a Combination Product, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the gross invoice price of the Licensed Product if sold separately in a country and B is the gross invoice price of the other product(s) included in the Combination Product if sold separately in such country. If no such separate sales are made by Company, its Affiliates or sublicensees in a country, Net Sales of the Combination Product shall be calculated in a manner to be negotiated and agreed upon by the parties, reasonably and in good faith, which shall be based upon the relative value of the active components of such Combination Product.

As used in this definition, “Combination Products” means any product that comprises a Licensed Products sold in conjunction with another active component that is not a Licensed Product (whether packaged together or in the same formulation).

2.12	“Patent Rights” means (a) those issued patents and/or patent applications listed on Appendix A attached to this Agreement, (b) any patents or patent applications other than those described in the foregoing clause (a) that claim inventions relating to Gene Therapy Know-How or Assigned Intellectual Property and were generated, conceived or otherwise made by Drs. Kathy High and Fraser Wright, and those working under their direct supervision and directly engaged in CHOP gene therapy research, prior to the Effective Date, and (c) any patents issuing from such pending patent applications, or any related applications or patents claiming priority to any of such patent applications or patents, as well as any continuations, divisionsals, reexaminations, reissues, substitutes, renewals or extensions of any of the foregoing patent applications or patents and counterparts of any of the foregoing in any country of the world. Notwithstanding the foregoing, Company may elect within the first [**] days after the Effective Date to exclude any issued patents and/or patent applications from the Patent Rights by giving written notice to CHOP of election; provided that such patents and/or patent application so removed shall be deemed to be removed from this Agreement ab initio and never to have been part of this Agreement.

3.	GRANT OF RIGHTS

3.1

CHOP hereby grants and Company accepts, subject to the terms and conditions of this Agreement, a worldwide exclusive license in the Licensed Field, with the right to sublicense, to use and practice the Patent Rights and Gene Therapy Know-How, and (ii) a worldwide non-exclusive license in the Licensed Field, with the right to sublicense, to use and practice the Know-How, in the case of both (i) and (ii) to research, develop, make, have made, practice, use, import, lease, offer for sale, sell, and sublicense the Licensed Products within the Licensed Field (the “License”), subject, however, (a) to a reservation of rights by CHOP to research, make, have made, practice, have practiced, and use the Know-How for any purpose with no exclusions or exceptions and the CHOP Patent Rights and Gene Therapy Know-How solely for its own academic and clinical research, and/or educational purposes excluding (I) use pursuant to any sponsored research or other funding agreement or arrangement with any commercial entity pursuant to which any commercial entity is granted any right or interest with respect to the Patent Rights and Gene Therapy Know-How or research results generated through the use thereof, (II) the inclusion in any NDA, BLA or other application for marketing approval of any data comprised by the Patent Rights and Gene Therapy Know-How and (III) any use of the Patent Rights and Gene Therapy Know-how for commercialization or licensing or transfer of rights therein for commercialization and(b) to any applicable reservation of rights by the U.S. government.

3.2	This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of CHOP other than Patent Rights regardless of whether such patents are dominant or subordinate to the Patent Rights.

4.	SUBLICENSING

4.1	Company may enter into sublicensing agreements under the CHOP Intellectual Property, provided that Company shall notify CHOP of any such sublicensing agreements in which commercialization rights to Licensed Products are granted.

4.2	Company agrees that any sublicenses granted by it shall provide that the obligations to CHOP of Paragraphs 4.4, 5.1-5.2, 7.1, 8.1, 10.1, 10.2, 10.3, 11.3-11.5, 12.5 and 12.6 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement.

4.3	Company’s execution of a sublicense agreement will not relieve Company of any of its obligations under this Agreement. Company is primarily liable to CHOP for any act or omission of an Affiliate or sublicensee of Company that would be a breach of this Agreement if performed or omitted by Company, and Company will be deemed to be in breach of this Agreement as a result of such act or omission.

4.4	In the event this Agreement terminates, and such termination is not the result of any failure by a sublicensee to comply with the terms of this Agreement applicable to sublicensees, such sublicensee’s sublicense shall survive such termination in respect of the sublicensee’s exercise of such sublicense rights provided, however, that CHOP shall not be obligated in any manner to perform any obligations of Company under the sublicense agreement beyond the granting of rights to the sublicensee with respect to the Patent Rights and Gene Therapy Know-How.

4.5	Company agrees to forward to CHOP a copy of each fully executed sublicense agreement postmarked within [**] days of the execution of such agreement. To the extent permitted by law, CHOP agrees to maintain each such sublicense agreement in confidence.

5.	STATUTORY AND CHOP REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.1	CHOP retains the ability to research, make, have made, practice, have practiced, and use CHOP Intellectual Property solely for its own research and/or educational purposes. In addition, all rights granted in this Agreement are expressly granted subject to the rights of the U.S. Government pursuant to 35 U.S.C. Sections 200 et seq., as amended, (Patent Rights in Inventions Made with Federal Assistance) and the implementing regulations.

5.2	Company agrees that if any Patent Rights claiming inventions were supported by funding from a U.S. government agency, products used or sold in the United States embodying such Patent Rights shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from the appropriate government agency.

6.	CONSIDERATION

6.1	EQUITY

In partial consideration for CHOP entering into this Agreement, the Company is issuing to CHOP [**] common share membership interests under the Common Share Membership Agreement of even date herewith, by and between Company and CHOP, as attached in Appendix C.

6.2	MILESTONES

Company shall pay to CHOP the applicable milestone payments listed in the table below within [**] days after the first achievement of each milestone event for each category of Licensed Product by Company, its Affiliates, or sublicensees set forth below:

	[**]	Hemophilia B	Hemophilia A	[**]
First patient treated in a US Phase III (or foreign equivalent) clinical trial for a Licensed Product	[**]	[**]	[**]	[**]
First Commercial Sale of a Licensed Product in any country	[**]	[**]	[**]	[**]

For the avoidance of doubt, there will be no milestone payments for Licensed Products for [**].

6.3	ROYALTY On a Licensed Product-by-Licensed Product and country-by-country basis, Company shall pay to CHOP, on a calendar quarterly basis, a royalty on Net Sales of each Licensed Product for an indication listed within the immediately following table below at the rate specified in such table for such category of Licensed Product, during any period when the manufacture, use, offer for sale, sale or importation of such Licensed Product in the applicable country would infringe any Patent Rights in the absence of the license granted to Company hereunder.

	[**]	Hemophilia B	Hemophilia A	[**]
Patent Royalty	[**]	[**]	[**]	[**]

On a Licensed Product-by-Licensed Product and country-by-country basis, Company shall pay to CHOP, on a calendar quarterly basis, a royalty on Net Sales of each Licensed Product that is not subject to royalties pursuant to the table above, at the rate specified in the table below for the Indication Prevalence Category applicable to such Licensed Product, during any period when the manufacture, use, offer for sale, sale or importation of such Licensed Product in the applicable country would infringe any Patent Rights in the absence of the license granted to Company hereunder.

INDICATION PREVALENCE CATEGORY
	COMMON	RARE	ULTRA-RARE
Patent Royalty	[**]	[**]	[**]

“Common” is defined as prevalence greater than 1 in 1,500. “Rare” is a prevalence less than or equal to 1 in 1,500 but greater than 1 in 50,000. “Ultra-Rare” is a prevalence less than or equal to 1 in 50,000.

For the avoidance of doubt, the royalty for Licensed Products directed to [**] will be [**]%

For the avoidance of doubt, the royalty for any Licensed Product covered exclusively by Know-How will be [**]%.

For the further avoidance of doubt, no more than one of the foregoing royalties shall be applicable to any given Licensed Product (i.e., under no circumstance shall the applicable royalty be calculated by applying two or more of the foregoing royalty rates to the same Licensed Product).

Also, for the avoidance of doubt, Company shall pay to CHOP the royalties according to this Agreement on the Net Sales of the Licensed Products made by sublicensee(s) or Affiliates as if such sales were Net Sales of Licensed Products by Company.

6.4	A claim of a patent or patent application licensed under this Agreement shall cease to fall within the Patent Rights for the purpose of computing the royalty payments in any given country on the earliest of the dates that a) the claim has been abandoned but not continued, b) the patent expires or irrevocably lapses, or c) the claim has been held to be invalid or unenforceable by an unappealed or unappealable final decision of a court of competent jurisdiction or administrative agency.

6.5	No multiple royalties shall be payable because any Licensed Products are covered by more than one claim, patent, or patent application of the Patent Rights.

6.6	On sales of Licensed Products by Company, its Affiliates or sublicensees (other than such sales made between or among Company, its Affiliates and sublicensees) made other than in an arm’s-length transaction, the value of the Net Sales attributed under this Paragraph to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quantity and quality products on or about the time of such transaction. The following shall not be included in Net Sales, however: (i) a transfers to a third party for purposes of clinical trials or other testing, or (ii) the use of Licensed Product by Company or any of its Affiliates or sublicensees for research and development purposes.

7.	RECORD KEEPING

7.1	Company agrees to keep, and to require its Affiliates and sublicensees to keep, accurate and correct records of Licensed Products under this Agreement appropriate to determine the amount of royalties and payments due CHOP. Such records shall be retained for at least [**] years following a given reporting period. The records shall be made available, [**], at the request of CHOP during normal business hours for inspection at the expense of CHOP by an accountant or other designated auditor selected by CHOP (and acceptable to Company) for the sole purpose of verifying reports and payments hereunder Company may only object to an auditor selected by CHOP for good cause shown. If an inspection shows an underreporting or underpayment in excess of [**] percent ([**]%) for any twelve (12) month period, then Company shall reimburse CHOP for the cost of the inspection at the time Company pays the unreported royalties, including any late charges as required by this Agreement. All payments required under this Paragraph shall be due within [**] days of the date CHOP provides Company notice of the payment due. Late charges will be assessed by CHOP on any undisputed overdue payments at a rate of [**] percent ([**]%) per month. The payment of such late charges shall not prevent CHOP from exercising any other rights it may have as a consequence of the lateness of any payment.

7.2	Company shall report to CHOP the date of the First Commercial Sale in each country in the Licensed Territory within [**] days of such occurrence.

7.3	Company shall submit to CHOP within [**] days after each calendar quarter ending March 31, June 30, September 30, and December 31 a royalty report setting forth for the preceding quarterly period the amount of the Licensed Products sold by or on behalf of Company or by an Affiliate or a sublicensee in each country within the Licensed Territory the Net Sales, and the amount of royalty or other payment accordingly due. With each such royalty report, Company shall submit payment of the earned royalties due. If no earned royalties are due to CHOP for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Company and shall include a detailed listing of all deductions made under Paragraph 2.11 to determine Net Sales made under Article 6 to determine royalties due.

7.4	Company agrees to forward to CHOP a copy of quarterly royalty reports received by Company from its Affiliates and sublicensees during the preceding quarterly period as shall be pertinent to a royalty accounting to CHOP by Company for activities under the sublicense.

7.5	Royalties and Milestones due under Articles 6 and 7 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York stock exchange rate quoted in The Wall Street Journal on the day that the payment is due. Any loss of exchange value taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Company. The royalty report required by paragraph 7.3 of this Agreement shall accompany each such payment and a copy of such report shall also, be mailed to CHOP at its address for notices indicated on the Signature Page of this Agreement.

7.6	If Company is required by law to pay or withhold any income or other taxes on behalf of CHOP with respect to any monies payable to CHOP under this Agreement:

(a)	Company shall deduct them from the amount of such monies due;

(b)	any such tax required to be paid or withheld shall be an expense of and borne solely by CHOP; and

(c)	Company promptly provide CHOP with a certificate or other documentary evidence to enable CHOP to support a claim for a refund or a foreign tax credit.

7.7	Company and CHOP agree to co-operate in all respects necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available in order to enable Company to make such payments to CHOP without any deduction or withholding.

8.	PATENT FILING, PROSECUTION, AND MAINTENANCE

8.1	CHOP shall control the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Patent Rights and shall furnish copies of relevant patent-related documents to Company. Notwithstanding this Paragraph 8.1, any opposition, validity challenge, interference, re-examination, reissue, derivation, supplemental examination, post-grant review, inter-parties review proceedings, negotiations or claims, in any forum shall be handled in accordance with Paragraph 10.3.

8.2	Patent Costs

(a)	Commencing with the Effective Date, Company will reimburse CHOP for all documented attorneys’ fees, expenses, official fees and all other charges incurred on or after the Effective Date incident to the preparation, filing, prosecution, and maintenance of the Patent Rights, within [**] days after Company’s receipt of invoices for such fees, expenses, and charges. Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Patent Rights.

(b)	Company will reimburse CHOP for all attorneys’ fees, expenses, official fees and all other charges incurred prior to the Effective Date incident to the preparation, filing, prosecution, and maintenance of the Patent Rights by paying CHOP in [**] equal installments, with each installment due at [**] from the date of the First Commercial Sale of the first Licensed Product. The aggregate amount of such obligation (and corresponding installment amounts) shall be determined based on the Patent Rights that remain after Company makes any elections that it is entitled to make in accordance with the definition of Patent Rights within the first [**] days after the Effective Date to exclude issued patents and/or patent applications from the Patent Rights (i.e., such attorneys’ fees, expenses, official fees and other charges incurred prior to the Effective Date for which the reimbursement obligation set forth in this Paragraph 8.2(b) shall be limited to those incurred with respect to the Patent Rights that remain Patent Rights beyond [**] days after the Effective Date).

8.3

Throughout the prosecution of the Patent Rights, CHOP shall select patent counsel with CHOP continuing as the client of the patent counsel, provided that CHOP shall consult with Company regarding its selection of such patent counsel and Company shall have the right to approve the patent counsel selected by CHOP. In addition, throughout the prosecution of the Patent Rights, Company shall have adequate time to review and comment on all substantive communications and filings between the various U.S. and international patent offices and CHOP, and any reasonable suggestions by Company as to prosecution strategy shall be reasonably considered by CHOP. CHOP shall not abandon or fail to prosecute any patent applications or patents or specific claims therein in the Patent Rights without reasonable prior notice to Company. In the event that CHOP wishes to abandon prosecution of any patent or patent application or specific claims therein in the Patent Rights, CHOP will allow Company to take over such prosecution if Company so indicates. CHOP shall have the final decision with respect to the preparation, filing, prosecution and maintenance of the Patent Rights. Company may propose that CHOP adopt reasonable patent prosecution strategies for the Patent Rights, and CHOP shall not unreasonably refuse to incorporate any such measure or recommendation proposed by Company.

8.4	If at any time during the term of this Agreement the Company opposes or contests the grant or validity of any Licensed Patent Right, or any claims thereof, CHOP will be entitled to terminate the license granted to Company under Paragraph 3.1 of this Agreement with respect to such Patent Right, upon thirty (30) days’ prior written notice to Company.

9.	DILIGENCE

9.1	Company, together with its Affiliates and sublicensees, will use commercially reasonable best efforts, subject to the availability to Company of sufficient financing to do so, to develop and bring Licensed Products to market through a diligent program of development, marketing and commercialization. Company will prepare and submit to CHOP within [**] months of the Effective Date of this Agreement a commercially reasonable development plan (the “Development Plan”) for developing and bringing to market the currently envisioned the Licensed Products, which Development Plan shall include timelines for such activities, it being understood that the Development Plan may not address marketing plans for early stage programs. The Development Plan will be incorporated into this Agreement into Appendix B. Company will provide CHOP with [**] reports of activities occurring during each period ending on [**], and any updates to the Development Plan for the next [**] period. Company’s commercially reasonable efforts shall include, but shall not be limited to, an active, internal program directed toward developing, marketing and selling a Licensed Product. The efforts of a sublicensee or an Affiliate shall be considered the efforts of Company. At CHOP’S request, the parties will discuss and use good faith efforts to resolve any reasonable concern raised by CHOP regarding Company’s efforts to develop and bring Licensed Products to market.

9.2	Following the First Commercial Sale, Company shall use its commercially reasonable best efforts to make Licensed Products reasonably accessible to the public.

9.3	Company shall report to CHOP the date of the First Commercial Sale in each country in the Licensed Territory within [**] days of such occurrence.

9.4	All plans and reports required by this Article 9 and marked confidential by Company shall, to the extent permitted by law, be treated by CHOP as commercial and financial information obtained from a person and as privileged and confidential pursuant to Article 13.

9.5	Company shall not make any willful false statement or any willful omission of any material fact in any report or document required to be provided to CHOP under this Agreement.

10.	INFRINGEMENT AND PATENT ENFORCEMENT

10.1	CHOP and Company agree to notify each other promptly of each infringement or possible infringement of the Patent Rights, as well as any facts which may affect the validity, scope, or enforceability of the Patent Rights of which either Party becomes aware.

10.2	Pursuant to this Agreement Company may a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Patent Rights or misappropriation of Gene-Therapy Know-How; b) in any such suit, seek to enjoin infringement or misappropriation and collect damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for infringement of the Patent Rights or misappropriation of Gene-Therapy Know-How. Company shall not settle any action that imposes any liability on CHOP or concedes the invalidity, enforceability or non-infringement of any of the Patent Rights or CHOP Intellectual Property without the prior written consent of CHOP. If necessary or desirable to bring, maintain or prove damages in any such action, Company may require that CHOP join such suit. Should CHOP be made a party to any such suit at the request of Company, Company shall reimburse CHOP for any costs, expenses, or fees, which CHOP incurs as a result of such action. In all cases, Company agrees to keep CHOP reasonably apprised of the status and progress of any litigation. Before Company commences an infringement action, Company shall notify CHOP and give careful consideration to the views of CHOP.

10.3	In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights or contesting the Gene Therapy Know-How rights (excluding any such action that is based on alleged misappropriation by CHOP of Gene Therapy Know-How) shall be brought against Company or CHOP or raised by way of counterclaim or affirmative defense in an infringement suit brought by Company under Paragraph 10.2, pursuant to this Agreement, or any opposition, validity challenge, interference, reexamination, reissue, derivation, supplemental examination, post-grant review, inter-parties review proceedings, negotiations or claims, in any forum relating to the Patent Rights, Company shall, subject to the penultimate sentence of this Paragraph 10.3a) defend or handle the suit or proceeding, at its own expense, for presumably valid claims in the Patent Rights; and b) in any such suit or proceeding, ultimately seek to enjoin infringement and to collect damages, profits, and awards of whatever nature recoverable from the party bringing such suit or otherwise defend the validity and enforceability of the Patent Rights. Company shall not settle any action that imposes any liability on CHOP or concedes the invalidity, enforceability or non-infringement of any of the Patent Rights or CHOP Intellectual Property without the prior written consent of CHOP. If necessary or desirable to defend any such action, Company may require that CHOP join such suit. Should CHOP be made a party to any such suit at the request of Company, Company shall reimburse CHOP for any costs, expenses, or fees which CHOP incurs as a result of such action. If Company elects not to initiate a defense against such declaratory judgment action, CHOP at its option, may do so at its own expense and CHOP shall retain all recoveries from any such suit. In all cases, Company agrees to keep CHOP reasonably apprised of the status and progress of any litigation.

10.4	In any action initiated or defended by Company under this Article 10 of this Agreement, any recovery will go first to reimburse any unreimbursed expenses of CHOP and Company in proportion to their respective unreimbursed expenses and any remaining recovery shall go to Company and such remaining recovery shall be treated as a Net Sale for purpose of determining any royalty to CHOP.

10.5	In any action instituted or defended by Company under Article 10 of this Agreement or caused by Company to be initiated against Company or CHOP in a Declaratory Judgment Action under Article 10 of this Agreement, CHOP may elect to intervene or continue in such suit if Company ceases or fails to thereafter participate in such action for any reason and Company shall be liable for all judgments rendered against the Company in such actions and for all costs, expenses or fees incurred by CHOP to continue any such actions.

10.6	The parties shall cooperate fully with one another in connection with any action under Paragraphs 10.2 or 10.3. CHOP agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by Company.

11.	WARRANTIES, NEGATION OF WARRANTIES AND INDEMNIFICATION

11.1	CHOP offers no warranties other than those specified in this Article 11.

11.2	CHOP represents and warrants to Company that

(a)	as of the Signing Date, any patents in the Patent Rights are not invalid or unenforceable, to CHOP’s present knowledge,

(b)	CHOP has the right to grant to Company the license specified in Article 3 of this Agreement, and

(c)	By assignment of rights from CHOP employees and other inventors, CHOP owns intellectual property rights claimed in any United States and foreign patent applications or patents corresponding to the Patent Rights.

11.3	CHOP does not warrant the validity of the Patent Rights and makes no representations whatsoever with regard to the scope of the Patent Rights, or that the Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

11.4	NO WARRANTIES, EXPRESS OR IMPLIED, ARE OFFERED BY CHOP AS TO THE FITNESS FOR ANY PURPOSE OF THE MATERIALS OR INFORMATION PROVIDED TO COMPANY UNDER THIS AGREEMENT, OR THAT THE CHOP INTELLECTUAL PROPERTY MAY BE EXPLOITED WITHOUT INFRINGING OTHER THIRD PARTY PATENT RIGHTS. COMPANY ACCEPTS THE CHOP INTELLECTUAL PROPERTY, INFORMATION AND THE MATERIALS “AS IS,” AND CHOP DOES NOT OFFER ANY GUARANTEE OF ANY KIND.

11.5	Except as otherwise set forth in Paragraphs 10.2 and 10.3, CHOP does not represent that it will commence legal actions against third parties infringing the Patent Rights.

11.6

Company shall indemnify and hold CHOP and its Affiliates, and their respective directors, employees, Affiliates, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to, death, personal injury, illness, or property damage to the extent arising in connection with any activities related to CHOP Intellectual Property and this Agreement by the Company and its Affiliates, and their respective sublicensees, directors, employees, agents, consultants or third parties, including, without limitation, the design, manufacture, distribution, sale, or use of any Licensed Products, the use or exploitation of any CHOP Intellectual Property or in connection with any clinical trial in which Company participates utilizing the Licensed Products or the CHOP Intellectual Property, except to the extent arising in connection with any material breach of this Agreement by, or the gross negligence or willful misconduct of, CHOP. Company agrees to maintain a liability insurance program consistent with sound business practice.

12.	TERM, TERMINATION, AND MODIFICATION OF RIGHTS

12.1	This Agreement is effective beginning with the Effective Date and shall extend to the expiration of the last to expire of the Patent Rights unless sooner terminated as provided in this Article 12. Upon termination of this Agreement pursuant to this Article 12 as to a Licensed Product prior to expiration of Company’s royalty obligations with respect to such Licensed Product, Company’s rights under Article 3 of this Agreement shall cease, effective immediately, with respect to such Licensed Product. After Company’s royalty obligations as to a Licensed Product have expired in a country, Company shall have a perpetual, full and unrestricted right to make, use, offer for sale, sell and import such Licensed Product in such country under the Patent Rights, Gene-Therapy Know-How and Know-How. Following expiration of this Agreement in its entirety, Company’s rights under Article 3 of this Agreement shall convert to a fully paid-up, non-royalty bearing, perpetual, unrestricted right to use the Patent Rights, Gene-Therapy Know-How and Know-How.

12.2	In the event that Company is in default in the performance of any material obligations under this Agreement, and if the default has not been remedied within [**] days after the date of notice in writing of such default, CHOP may terminate this Agreement by written notice.

12.3	In the event that Company becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party’s intention to file an involuntary petition in bankruptcy, Company shall immediately notify CHOP in writing.

12.4	Company shall have a unilateral right to terminate this Agreement and/or any licenses in any country without cause by giving CHOP ninety (90) days prior written notice to that effect.

12.5	CHOP reserves the right of 35 U.S.C. §203 to terminate or modify this Agreement solely to the extent that such action is legally necessary to meet requirements of the applicable federal statutes or regulations and such requirements are not reasonably satisfied by Company. Within [**] days of receipt of written notice of CHOP’s belief or notification from the government that it is legally necessary to modify or terminate this Agreement, Company shall, if Company disagrees with such assessment, notify CHOP of such disagreement and the basis for Company’s position and this Agreement shall not be terminated or modified unless and until such disagreement is resolved in accordance with Paragraph 13.12 or by the exercise of the march-in-rights by the government.

12.6	Within [**] days of termination or expiration of this Agreement, a final report and all accrued payments shall be submitted by Company. If this Agreement is terminated under this Article 12, sublicenses may be converted to direct licenses with CHOP pursuant to Paragraph 4.4.

13.	CONFIDENTIALITY

13.1	All plans and reports required to be provided by Company to CHOP shall, to the extent permitted by law, be treated by CHOP as commercial and financial information obtained from a person and as confidential.

13.2	Unless otherwise provided in this Agreement, each Party agrees to hold in confidence, in accordance with this paragraph, any confidential information, marked or designated confidential, and disclosed to such Party (“Receiving Party”) by the other Party (“Disclosing Party”) under this Agreement (hereinafter “Confidential Information”). For the purpose of this Agreement, “hold in confidence” means that the Receiving Party will protect the Information in the same manner in which it protects its own confidential information, but in any event with no less than reasonable care, and will not disclose such Information (or permit the disclosure of such Information) except to only those persons necessary for the performance of this Agreement or otherwise as reasonably necessary in the exercise of such Party’s rights or the performance of such Party’s obligations hereunder. The foregoing restriction shall not apply to either Party disclosing such information to such of its directors, officers, employees, agents and/or representatives (“Party Persons”) as shall have a reason to be disclosed such information, provided that prior to any such disclosure, the disclosing Party shall secure from each such Party Person to whom disclosure will be made an undertaking to conform to confidentiality requirements no less restrictive than those contained herein.

13.3	The non-disclosure provision of Paragraph 12.1 shall not apply to:

(a)	Confidential Information in the public domain otherwise than by breach of this Agreement;

(b)	Confidential Information in the lawful possession of a Party prior to disclosure by any other Party as evidenced by written records;

(c)	Confidential Information that was created independent of disclosure as evidenced by written records;

(d)	Confidential Information obtained from a third party who is free to divulge the same; or

(e)	Confidential Information which is properly disclosed pursuant to a statutory obligation, an order or rules of a court of competent jurisdiction or that of a competent regulatory authority.

13.4	A Party will be entitled to make a disclosure or public statement concerning the subject matter or any term of this Agreement, or to disclose Confidential Information that the Receiving Party is required to make or disclose only pursuant to:

(a)	a valid order of a court or governmental authority; or

(b)	any other requirement of law or any securities or stock exchange; provided that if the Receiving Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Receiving Party shall give the other Party prompt notice of such fact to enable the other Party to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure, including confidential treatment and/or appropriate redactions.

13.5	The obligations of Receiving Party to maintain confidentiality of Information under this Agreement will survive its expiration or termination and will endure for [**] years from the date of termination of this Agreement. The Parties may disclose the existence of this Agreement and that Company is licensed under CHOP patents or technology.

14.	GENERAL PROVISIONS

14.1	Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of a Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by such Party or excuse a similar subsequent failure to perform any such term or condition by the other Party.

14.2	This Agreement, and the Agreements specified herein, constitutes the entire agreement between the Parties relating to the subject matter of the grant of the CHOP Intellectual Property, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

14.3	The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.4	If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.5	The construction, validity, performance, and effect of this Agreement shall be governed by the Laws of the Commonwealth of Pennsylvania and any actions involving this Agreement shall only be brought within a jurisdiction in Pennsylvania.

14.6	All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail, overnight carrier properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Party, and shall be effective as of the date of the postmark of such notice.

14.7	This Agreement shall not be assigned by Company except a) with the prior written consent of CHOP, such consent not to be withheld unreasonably; or b) to an Affiliate or as part of a sale or transfer of all or substantially all of the business or assets of Company relating to operations which concern this Agreement. Company shall notify CHOP in writing within [**] days of any assignment of this Agreement by Company.

14.8	Company agrees in its use of any CHOP supplied materials to comply with all applicable statutes, regulations, and guidelines, including Public Health Service and National Institutes of Health regulations and guidelines. Company agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part 46 and any and all applicable laws or regulations. Company agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without complying with the applicable laws and regulations of the appropriate national control authorities.

14.9	Company acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant Agency of the U.S. Government or written assurances by Company that it shall not export such items to certain foreign countries without prior approval of such agency. CHOP neither represents that a license is not required or that, if required, it shall be issued.

14.10	To the extent legally required, Company agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status. To the extent legally required, all Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve CHOP patent rights in such countries.

14.11	By entering into this Agreement, CHOP does not directly or indirectly endorse any product or service provided, or to be provided, by Company whether directly or indirectly related to this Agreement. Company shall not state or imply that this Agreement is an endorsement by CHOP or their employees in any advertising, promotional, or sales literature without the prior written consent of CHOP.

14.12	The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement. Thereafter, either Party may exercise any administrative or judicial remedies that may be available.

14.13	Neither party shall issue any press releases or public disclosure relating to this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Neither Party shall use the name or logo of the other party, and Company shall not use the name of past or present CHOP employees, in any advertising, promotional or sales activities without prior written consent obtained from such employees in each separate case, except as otherwise provided in this Agreement.

14.14	Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.15	Paragraphs 3.2, 4.4, 7.1, 7.3, 10.5, 11.6, 12.1, 12.6, 13.5, 14.5, 14.11, and 14.13 of this Agreement shall survive termination of this Agreement.

SIGNATURES BEGIN ON FOLLOWING PAGE

CHOP PATENT EXCLUSIVE LICENSE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

For THE CHILDREN’S HOSPITAL OF PHILADELPHIA:

/s/ Steven M. Altschuler	October 14, 2013
Signature of Authorized CHOP Official	Date

Steven M. Altschuler
Printed Name

President & CEO
Title

Mailing Address for Notices:

The Children’s Hospital of Philadelphia

Office of Technology Transfer

Colket Translational Research Building

Suite 2200

3615 Civic Center Boulevard

Philadelphia, PA 19104

Attention: Director, Technology Transfer

With copy to: Office of General Counsel 34th and Civic Center Blvd. Philadelphia, PA 19104

For AAVENUE THERAPEUTICS:

/s/ Jeffrey D. Marrazzo	October 14, 2013
Signature of Authorized Official	Date

Jeffrey D. Marrazzo
Printed Name

President and Chief Executive Officer
Title

Mailing Address for Notices:

Aavenue Therapeutics, LLC

c/o The Children’s Hospital of Philadelphia®

34th and Civic Center Blvd.

Philadelphia, PA 19104

APPENDIX A — Patent(s) or Patent Application(s)

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

APPENDIX B — Development Plan

Appendix C – Related Agreements

1.	Technology Assignment Agreement dated October 14, 2013 between the Company and The Children’s Hospital of Philadelphia: Incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1

2.	Master Research Services Agreement dated October 14, 2013 between the Company and The Children’s Hospital of Philadelphia: Incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1

3.	Services Agreement dated December 26, 2013 between the Registrant and The Children’s Hospital of Philadelphia: Incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1

4.	Common Share Agreement dated October 14, 2013 between the Company and The Children’s Hospital of Philadelphia: attached below

5.	Common Share Agreement dated October 14, 2013 between the Company and The Children’s Hospital of Philadelphia: attached below

Common Share Membership Agreement

This Common Share Membership Agreement (this “Agreement”) is made as of October 14, 2013 (the “Effective Date”), by and between AAVenue Therapeutics, LLC (the “Company”) and The Children’s Hospital of Philadelphia (the “Member”).

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.	Defined Terms.

(a) Capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 14, 2013, as amended from time to time (the “LLC Agreement”).

(b) For purposes of this Agreement:

“Member Shares” means [**] Common Shares.

2.	Sale of Member Shares; Continuation as Member of the Company.

(a) As of the Effective Date, the Company hereby issues to the Member, and the Member hereby accepts from the Company, subject to the terms and conditions set forth in this Agreement and in the LLC Agreement, the Member Shares in consideration for entering into a License Agreement attached hereto as Exhibit A, dated the date hereof (the “License Agreement”). Upon execution of this Agreement and the License Agreement, the Member shall continue as a member of the Company effective as of the Effective Date. The number of Member Shares acquired by the Member shall be reflected on Schedule A to the LLC Agreement opposite such Member’s name (together any other Common Shares held by the Member). The Member Shares are hereby designated in accordance with the LLC Agreement as Series 1 Common Shares.

3. Agreement to be Bound by LLC Agreement. The Member agrees to be bound by the terms and conditions of the LLC Agreement and authorizes the signature page of this Agreement to be attached to the LLC Agreement, or counterparts thereof. The Member acknowledges receipt of a copy of the LLC Agreement.

4. “Market Stand-off” Agreement. The Member hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the initial registration by the Company of the Surviving Corporation Shares or any other equity securities on a registration statement under the Securities Act (the “IPO”), and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Surviving Corporation Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Surviving Corporation Shares (whether such shares or any such securities are then owned by the Member or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Surviving Corporation Shares or other securities, in cash, or otherwise. The foregoing provisions of this Section 4 shall apply only to the IPO, shall not apply to the sale of any securities to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Member only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than 1% of the outstanding Surviving Corporation Shares (after giving effect to conversion into Surviving Corporation Shares of all outstanding Preferred Shares). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 4 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. The Member further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 4 or that are necessary to give further effect thereto.

5.	Miscellaneous.

(a) Construction. For purposes of this Agreement, references to Common Shares shall include references to any securities issued in respect of Common Shares in connection with any reorganization of the Company, reclassification of the Common Shares or other similar transaction, including in connection with the conversion of the LLC into a Corporation pursuant to Section 12.04 of the LLC Agreement. For the avoidance of doubt, any and all new, substituted or additional securities to which the Member is entitled by reason of his ownership of the Member Shares shall be immediately subject to the provisions of this Agreement in the same manner and to the same extent as the Member Shares.

(b) Separability of Provisions. Each provision of this Agreement shall be considered separable. To the extent that any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act (and, if the Act is subsequently amended or interpreted in such manner as to make effective any provision of this Agreement that was formerly rendered invalid, such provision shall automatically be considered to be valid from the effective date of such amendment or interpretation).

(c) Waiver; Amendment. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board. The terms of this Agreement may be amended only by a written instrument duly executed by the Company and the Member.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Member and their respective heirs, legal representatives, successors and assigns, subject to the terms of this Agreement, the CHOP Agreements and the LLC Agreement.

(e) Notice. All notices required or permitted hereunder shall be delivered in accordance with the provisions of the LLC Agreement.

(f) Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, including the Act, as interpreted by the courts of the State of Delaware, notwithstanding any rules regarding conflicts or choice of law to the contrary.

(g) Entire Agreement. This Agreement, the CHOP Agreements and the LLC Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

[Remainder of Page Intentionally Left Blank]

Executed, in counterpart, as of the Effective Date.

MEMBER:
THE CHILDREN’S HOSPITAL OF
PHILADELPHIA

By:	/s/ Steven M. Altschuler

Name:	Steven M. Altschuler

Title:	President & CEO

ACCEPTED AND AGREED:

AAVENUE THERAPEUTICS, LLC

By:	/s/ Jeffrey D. Marrazzo
Name:	Jeffrey D. Marrazzo
Title:	Chief Executive Officer

EXHIBIT A

License Agreement

Incorporated by Reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1

Common Share Membership Agreement

This Common Share Membership Agreement (this “Agreement”) is made as of October 14, 2013 (the “Effective Date”), by and between AAVenue Therapeutics, LLC (the “Company”) and The Children’s Hospital of Philadelphia (the “Member”).

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.	Defined Terms.

(a) Capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 14, 2013, as amended from time to time (the “LLC Agreement”).

(b) For purposes of this Agreement:

“Member Shares” means [**] Common Shares.

2.	Sale of Member Shares; Continuation as Member of the Company.

(a) As of the Effective Date, the Company hereby issues to the Member, and the Member hereby accepts from the Company, subject to the terms and conditions set forth in this Agreement and in the LLC Agreement, the Member Shares in consideration for the transfer of (A) certain intellectual property rights as set forth in that certain Technology Assignment Agreement attached hereto as Exhibit A (the “Technology Assignment Agreement”) and (B) certain contracts as set forth in that certain Assignment of Contracts attached hereto as Exhibit B, each dated the date hereof (together with the Technology Assignment Agreement, the “CHOP Agreements”). Upon execution of this Agreement and the CHOP Agreements, the Member shall continue as a member of the Company effective as of the Effective Date. The number of Member Shares acquired by the Member shall be reflected on Schedule A to the LLC Agreement opposite such Member’s name (together with any other Common Shares held by the Member). The Member Shares are hereby designated in accordance with the LLC Agreement as Series 1 Common Shares.

3. Agreement to be Bound by LLC Agreement. The Member agrees to be bound by the terms and conditions of the LLC Agreement and authorizes the signature page of this Agreement to be attached to the LLC Agreement, or counterparts thereof. The Member acknowledges receipt of a copy of the LLC Agreement.

4. “Market Stand-off” Agreement. The Member hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the initial registration by the Company of the Surviving Corporation Shares or any other equity securities on a registration statement under the Securities Act (the “IPO”), and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Surviving Corporation Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Surviving Corporation Shares (whether such shares or any such securities are then owned by the Member or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Surviving Corporation Shares or other securities, in cash, or otherwise. The foregoing provisions of this Section 4 shall apply only to the IPO, shall not apply to the sale of any securities to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Member only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than 1% of the outstanding Surviving Corporation Shares (after giving effect to conversion into Surviving Corporation Shares of all outstanding Preferred Shares). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 4 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. The Member further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 4 or that are necessary to give further effect thereto.

5.	Miscellaneous.

(a) Construction. For purposes of this Agreement, references to Common Shares shall include references to any securities issued in respect of Common Shares in connection with any reorganization of the Company, reclassification of the Common Shares or other similar transaction, including in connection with the conversion of the LLC into a Corporation pursuant to Section 12.04 of the LLC Agreement. For the avoidance of doubt, any and all new, substituted or additional securities to which the Member is entitled by reason of his ownership of the Member Shares shall be immediately subject to the provisions of this Agreement in the same manner and to the same extent as the Member Shares.

(b) Separability of Provisions. Each provision of this Agreement shall be considered separable. To the extent that any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act (and, if the Act is subsequently amended or interpreted in such manner as to make effective any provision of this Agreement that was formerly rendered invalid, such provision shall automatically be considered to be valid from the effective date of such amendment or interpretation).

(c) Waiver; Amendment. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board. The terms of this Agreement may be amended only by a written instrument duly executed by the Company and the Member.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Member and their respective heirs, legal representatives, successors and assigns, subject to the terms of this Agreement, the CHOP Agreements and the LLC Agreement.

(e) Notice. All notices required or permitted hereunder shall be delivered in accordance with the provisions of the LLC Agreement.

(f) Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, including the Act, as interpreted by the courts of the State of Delaware, notwithstanding any rules regarding conflicts or choice of law to the contrary.

(g) Entire Agreement. This Agreement, the CHOP Agreements and the LLC Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

[Remainder of Page Intentionally Left Blank]

Executed, in counterpart, as of the Effective Date.

MEMBER:
THE CHILDREN’S HOSPITAL OF PHILADELPHIA

By:	/s/ Steven M. Altschuler

Name:	Steven M. Altschuler

Title:	President & CEO

ACCEPTED AND AGREED:

AAVENUE THERAPEUTICS, LLC

By:	/s/ Jeffrey D. Marrazzo
Name:	Jeffrey D. Marrazzo
Title:	Chief Executive Officer

EXHIBIT A

Technology Assignment Agreement

Incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1

EXHIBIT B

Assignment of Contracts

ASSIGNMENT OF CONTRACTS

This Assignment of Contracts (this “Assignment”) dated as of October 14, 2013 is entered into between The Children’s Hospital of Philadelphia (“Assignor”), and AAVenue Therapeutics, LLC (“Assignee”). All capitalized words and terms used in this Assignment and not defined herein shall have the respective meanings ascribed to them in Common Share Membership Agreement dated the date hereof, between Assignor and Assignee (the “Agreement”).

WHEREAS, the Assignor and Assignee have entered into a Common Share Membership Agreement, dated the date hereof (the “Membership Agreement”), pursuant to which the Assignee is issuing Series 1 Common Shares (as defined in the Membership Agreement) to the Assignor in partial consideration for entering into this Assignment; and

WHEREAS, pursuant to the Membership Agreement, Assignor has agreed to convey, assign, transfer and deliver to Assignee the contracts of Assignor, including pending contracts, identified on Schedule A attached hereto (the “Assigned Contracts”), and Assignee has agreed to assume all rights and obligations under the Assigned Contracts and to perform and discharge the obligations of Assignor thereunder.

NOW, THEREFORE, in consideration of the mutual promises set forth in the Membership Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignor hereby conveys, assigns, transfers and delivers, and Assignee hereby accepts, all of Assignor’s right, title and interest in and to the Assigned Contracts. Assignor will use its commercially reasonable efforts to obtain all necessary third party or governmental consents necessary to consummate the transactions provided for in this Agreement to the extent not otherwise obtained by the date hereof. Assignor will execute and deliver such further instruments and take such further actions as may be required to effect the provisions of this Assignment.

2. Assignee accepts all the right, title and interest in the Assigned Contracts and assumes and agrees to observe, perform and be bound by all of the terms of the Assigned Contracts.

3. This Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be duly executed as of and on the date first above written.

ASSIGNOR:

THE CHILDREN’S HOSPITAL OF PHILADELPHIA

By:	/s/ Steven M. Altschuler

Name:	Steven M. Altschuler

Title:	President & CEO

ASSIGNEE:

AAVENUE THERAPEUTICS, LLC

By:	/s/ Jeffrey D. Marrazzo
Name:	Jeffrey D. Marrazzo
Title:	Chief Executive Officer

SCHEDULE A

Assigned Contracts

Research Collaboration Agreement, dated May 9, 2013, by and between Oregon Health and Science University and the Assignor.

Research Collaboration Agreement, dated February 10, 2012, as amended to date, by and among The University of Iowa, Howard Hughes Medical Institute and the Assignor.

Clinical Trial Agreement, dated February 15, 2010, as amended to date, by and between University of Iowa and the Assignor.

Master Consulting Agreement, dated September 24, 2009, as amended to date, by and between Statistics Collaborative, Inc. and the Assignor.

All work orders under Master Consulting Agreement, dated September 24, 2009, as amended to date, by and between Statistics Collaborative, Inc. and the Assignor.

Master Services Agreement, dated November 1, 2010, as amended to date, by and between RRD International, LLC and the Assignor.

All work orders under Master Services Agreement, dated November 1, 2010, as amended to date, by and between RRD International, LLC and the Assignor.

Consulting Agreement, dated July 11, 2012, as amended to date, by and between Biologics Consulting Group, Inc. and the Assignor.

All work orders under Consulting Agreement, dated July 11, 2012, as amended to date, by and between Biologics Consulting Group, Inc. and the Assignor.

Confidential Disclosure Agreement, dated August 26, 2009, by and between Alan Boyd Consultants Ltd. and the Assignor.

Consultancy Agreement, dated October 23, 2009, as amended to date, by and between Alan Boyd Consultants Ltd and the Assignor.

All work orders (annexes) under Consultancy Agreement, dated October 23, 2009, as amended to date, by and between Alan Boyd Consultants Ltd and the Assignor.

Master Contract Research Organization Agreement, effective November 1, 2011, as amended to date, by and between Westat Inc. and the Assignor.

All task orders under Master Contract Research Organization Agreement, effective November 1, 2011, as amended to date, by and between Westat Inc. and the Assignor.

Master Business Associate Agreement, dated January 31, 2012, by and between Westat Inc. and the Assignor.

Purchase Service Agreement, dated November 4, 2011, by and between Westat Inc. and the Assignor.

Pending Contracts:

Legal Representative Agreement by and between Alan Boyd Consultants Ltd. and the Assignor.

Clinical Trial Agreement by and between Sydney Local Health District (SLHD) and the Assignor. (Project: AAV8-hFIX19-101 Study)

Clinical Trial Agreement by and between St. James’s Hospital (Dublin, Ireland) and the Assignor. (Project: AAV8-hFIX19-101 Study)

Clinical Trial Agreement by and between The State University of Campinas (Brazil) and the Assignor. (Project: AAV8-hFIX19-101 Study)

Clinical Trial Agreement by and between University of California, San Francisco and the Assignor. (Project: AAV8-hFIX19-101 Study)

Master Service Agreement by and between Quintiles, Inc. and the Assignor. (Project: AAV8-hFIX19-101 Study International Site Monitoring)

Business Associate Agreement by and between Quintiles, Inc. and the Assignor. (Project: AAV8-hFIX19-101 Study International Site Monitoring)

Contract Service Agreement by and between Calvert Laboratories, Inc. and the Assignor. (Project: AAV2-hCHM-101 Study)

LICENSE AGREEMENT AMENDMENT

This Amendment (hereinafter “Amendment”), with an effective date of December 26th, 2013 (the “Effective Date”) serves as a modification to the License Agreement, having an effective date of October 14, 2013 (the “Agreement”), made by and between Spark Therapeutics, LLC, (formerly known as AA Venue Therapeutics, LLC) a limited liability company organized and existing under the laws of Delaware and having a principal place of business at 34th and Civic Center Blvd, Philadelphia, PA 19104 (“Company”) and The Children’s Hospital of Philadelphia, a non-profit entity organized and existing under the laws of Pennsylvania and having a principal place of business at 34th and Civic Center Boulevard, Philadelphia, PA 19104 (“CHOP”).

WHEREAS, CHOP and Company desire that the Agreement be amended in order to add certain patents to the Agreement

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, CHOP and Company, intending to be bound, hereby mutually agree to the following:

1.	Appendix A - Patent(s) or Patent Application(s) of the Agreement shall be deleted and replaced in its entirety with Appendix A-l hereto and all references in the Agreement to Appendix A shall, after the effective date of this Amendment, be deemed to be references to Appendix A-l.

2.	The construction, validity, performance, and effect of this Amendment shall be governed by the Laws of the Commonwealth of Pennsylvania and any actions involving this Agreement shall only be brought within a jurisdiction in Pennsylvania.

3.	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment in duplicate originals by their duly authorized officer or representative.

The Children’s Hospital of Philadelphia		Spark Therapeutics, LLC

By:	/s/ Ellen Purpus	By:	/s/ Jeffrey D. Marrazzo
Name:	Ellen Purpus	Name:	Jeffrey D. Marrazzo
Title:		Title:	President and CEO

Date:	12/30/13	Date:	12/26/13

APPENDIX A-l - Patent(s) or Patent Application(s)

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

LICENSE AGREEMENT AMENDMENT NO. 2

This Amendment No. 2 (hereinafter “Amendment”), with an effective date of May 16, 2014 (the “Effective Date”) serves as a modification to the License Agreement, having an effective date of October 14, 2013 as amended by that certain License Agreement Amendment, dated December 26, 2013 (together, the “Agreement”), made by and between Spark Therapeutics, Inc.,(formerly known as AAVenue Therapeutics LLC) a corporation organized and existing under the laws of Delaware and having a principal place of business at 34th and Civic Center Blvd. Philadelphia, PA 19104 (“Company”) and The Children’s Hospital of Philadelphia’®, a non-profit entity organized and existing under the laws of Pennsylvania and having a principal place of business at 34lh and Civic Center Boulevard, Philadelphia, PA 19104 (“CHOP”).

WHEREAS, CHOP and Company desire that the Agreement be amended in order to add certain patents to the Agreement

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, CHOP and Company, intending to be bound, hereby mutually agree to the following:

1.	Appendix A - Patent(s) or Patent Application(s) of the Agreement shall be deleted and replaced in its entirety with Appendix A-l hereto and all references in the Agreement to Appendix A shall, after the effective date of this Amendment, be deemed to be references to Appendix A-l.

2.	The construction, validity, performance, and effect of this Amendment shall be governed by the Laws of the Commonwealth of Pennsylvania and any actions involving this Agreement shall only be brought within a jurisdiction in Pennsylvania.

3.	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment in duplicate originals by their duly authorized officer or representative.

The Children’s Hospital of Philadelphia		Spark Therapeutics, Inc.

By:	/s/ Mary Tomlinson
Name:	Mary Tomlinson	By:	/s/ Jeffrey D. Marrazzo
Title:	Sr. Vice-president, Research Administration	Name:	Jeffrey D. Marrazzo
		Title:	President and CEO

Date:	5/16/14	Date:	5/16/14

APPENDIX A-l

Patents or Patent Applications Licensed of Spark THx

Tech ID	Internal ID	Country	File Date	Serial No.	Patent No.	Issue Date	App Type	Title	Inventors

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of seven pages were omitted. [**]

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THIRD AMENDMENT TO LICENSE AGREEMENT

This Amendment (hereinafter “Amendment”) to the License Agreement (as defined herein) is made as of the date of the last signature in the signature lines below, by and between Spark Therapeutics, Inc. (formerly known as AAVenue Therapeutics, LLC), a Delaware corporation with an address of 3737 Market Street, Suite 1300, Philadelphia, PA 19104 (“Company”), and The Children’s Hospital of Philadelphia, with an address of 34th Street and Civic Center Blvd., Philadelphia, PA 19104 (“CHOP”).

WHEREAS, CHOP and Company are parties to a License Agreement, dated October 14, 2013 (the “License Agreement” or “Agreement”) under which CHOP has granted Company an exclusive license to certain patent rights and know-how related to technology developed at least in part by Katherine High, MD, as defined in the Agreement;

WHEREAS, the Agreement was amended by Company and CHOP on December 23, 2013 to replace Appendix A to the Agreement;

WHEREAS, the Agreement was further amended by Company and CHOP on May 16, 2014 to replace Appendix A to the Agreement;

WHEREAS, Katherine High, MD, was an investigator of the Howard Hughes Medical Institute (“HHMI”) at her laboratory at CHOP when she created certain of the technology embodied in the licensed patent rights;

WHEREAS, HHMI owned a part of the CHOP Intellectual Property and assigned those rights to CHOP;

NOW, THEREFORE, CHOP and the Company agree to amend the Agreement as follows:

1.	Section 1.6 is hereby added to the Agreement as follows:

A subset of the CHOP Intellectual Property was created, at least in part, by Dr. Katherine High, MD, while she was an employee of the Howard Hughes Medical Institute (“HHMI”) at her laboratory at CHOP.

2.	Section 2.12 is hereby amended to read, in its entirety, as follows:

“Patent rights” means: the United States patents and or patent applications listed in Appendix A; United States patents issued from the applications listed in Appendix A and from divisionals and continuations of these applications and any reissues of such United States patents; claims of continuation-in-part applications and patents directed to subject matter specifically described in the applications listed in Appendix A; and claims of all foreign patent applications, patents, and other intellectual property which are directed to subject matter specifically described in the United States and/or patent applications listed in Appendix A. Notwithstanding the foregoing, Company may elect within the first [**] days after the Effective Date to exclude any issued patents and/or patent applications from the Patent Rights by giving written notice to CHOP of election; provided that such patents and/or patent application so removed shall be deemed to be removed from this Agreement ab initio and never to have been part of this Agreement.

3.	Section 3.1 is hereby amended to read, in its entirety, as follows:

CHOP hereby grants and Company accepts, subject to the terms and conditions of this Agreement, (i) a worldwide exclusive license in the Licensed Field, with the right to sublicense, to use and practice the Patent Rights and Gene Therapy Know-How, and (ii) a worldwide non-exclusive license in the Licensed Field, with the right to sublicense, to use and practice the Know-How, in the case of both (i) and (ii) to research, develop, make, have made, practice, use, import, lease, offer for sale, sell, and sublicense the Licensed Products within the Licensed Field (the “License”), subject, however, (a) to a reservation of rights by CHOP to research, make, have made, practice, have practiced, and use the Know How for any purpose with no exclusions or exceptions and the CHOP Patent Rights and Gene Therapy Know-How solely for its own academic and clinical research, and/or educational purposes, and use by other academic and non-profit entities for academic and clinical research, and/or educational purposes, excluding (I) use pursuant to any sponsored research or other funding agreement or arrangement with any commercial entity pursuant to which any commercial entity is granted any right or interest with respect to the Patent Rights and Gene Therapy Know-How or research results generated through the use thereof, (II) the inclusion in any NDA, BLA or other application for marketing approval of any data comprised by the Patent Rights and Gene Therapy Know-How and (III) any use of the Patent Rights and Gene Therapy Know-How for commercialization or licensing or transfer of rights therein for commercialization and (b) to any applicable reservation of rights by the U.S. government.

4.	Section 3.3 is hereby added to the Agreement, as follows:

Company acknowledges that it has been informed that certain of the CHOP Intellectual Property was developed, at least in part, by employees of HHMI and that HHMI has a paid up, non-exclusive, irrevocable license to use such CHOP Intellectual Property for HHMI’s research purposes, but with no right to assign or sublicense (the “HHMI License”). This license is explicitly made subject to the HHMI License.

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5.	Section 3.4 is hereby added to the Agreement, as follows:

CHOP retains the rights for academic and non-profit entities to research, make, have made, practice, have practiced, and use the CHOP Intellectual Property for academic and research purposes.

6.	Section 4.2 is hereby amended by adding the following sentence to the end of the Section:

Each sublicensee must be subject to a written agreement that contains obligations, terms and conditions in favor of HHMI or the HHMI Indemnitees, as applicable, that are substantially similar to those undertaken by Company in favor of HHMI or the HHMI Indemnitees, as applicable, under this Agreement and intended for the protection of the HHMI Indemnitees, including, without limitation, the obligations, terms and conditions regarding indemnification, insurance and HHMI’s third party beneficiary status.

7.	Section 11.7 is hereby added to the Agreement, as follows:

HHMI and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”), will be indemnified, defended by counsel acceptable to HHMI, and held harmless by Company from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, the Assignment Agreement, or any sublicense, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. Notwithstanding any other provision of this Agreement, Company’s obligation to defend, indemnify and hold harmless the HHMI Indemnitees under this paragraph will not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way.

8.	Section 14.7 is hereby amended by adding the following sentence to the end of the Section:

Such assignment will only be valid if the recipient of the assignment agrees in writing to CHOP to be bound by the obligations of this Agreement as if it were Company.

9.	Section 14.13 is hereby amended by adding the following sentence to the end of the Section:

Company acknowledges that under HHMI policy, Company may not use the name of HHMI or of any HHMI employee in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the

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use is limited to accurately reporting factual events or occurrences, and (2) any reference to the name of HHMI or any HHMI employees in press releases or similar materials intended for public release is approved by HHMI in advance.

10.	Section 14.15 is hereby amended to read, in its entirety, as follows:

Paragraphs 3.2, 4.4, 7.1, 7.3, 10.5, 11.6, 11.7, 12.1, 12.6, 13.5, 14.5, 14.11, 14.13, and 14.16 of this Agreement shall survive termination of this Agreement.

11.	Section 14.16 is hereby added to the Agreement, as follows:

HHMI is not a party to the Agreement and has no liability to any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

12.	Section 14.17 is hereby added to the Agreement, as follows:

In the event that CHOP or Company determines that any patents or patent applications other than those described on the appendices hereto claim inventions relating to the Gene Therapy Know-How or Assigned Intellectual Property, which inventions were conceived or reduced to practice prior to the Effective Date, CHOP and Company shall amend this Agreement to include such patents or patent applications under this Agreement.

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IN WITNESS WHEREOF, the parties have hereunto set their hands and duly executed this Amendment to License Agreement on the date set forth below.

The Children’s Hospital of Philadelphia		Spark Therapeutics, Inc.

By:	/s/ Thomas J. Todorow	By:	/s/ Joseph La Barge

Title:	Executive Vice President and CFO	Title:	GC & Head of Business Administration

Date:	12/5/14	Date:	December 5, 2014

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